EXHIBIT 99(2)

INDEPENDENT AUDITORS' REPORT

To the Stockholders of
  Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A.

We have audited the accompanying balance sheet of Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A. (the "Company") as of December 31, 2009 and the related statements of income, stockholders' equity, and cash flow for the year then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and the results of its operations and its cash flow for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte
February 4, 2011

Santiago, Chile

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

BALANCE SHEETS AS OF DECEMBER 31, 2010 AND 2009
(In thousands of United States dollars - ThUS$)
(The 2010 financial statements are unaudited)

	Notes	2010	2009
ASSETS		ThUS$	ThUS$
		(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents		7,484	3,632
Trade receivables, net	3	37,109	29,516
Accounts receivable from related companies	6	466	1,580
Inventories, net	3	11,203	8,482
Prepaid expenses and other current assets	3	974	681
Deferred income taxes	9	1,235	1,114

Total current assets		58,471	45,005

PROPERTY, PLANT AND EQUIPMENT:
Buildings		1,322	1,322
Camps		216	216
Machinery and equipment		28,912	26,805
Vehicles		15,430	14,198
Office furniture and equipment		67	67
Machinery and vehicles acquired under capital leases		11,789	20,117

		57,736	62,725
Less - accumulated depreciation		(31,829)	(35,531)

Net property, plant and equipment		25,907	27,194

OTHER ASSETS:
Account receivables from related companies	6	-	100
Investment in affiliate	5	103	116

Total other assets		103	216

TOTAL ASSETS		84,481	72,415

The accompanying notes are an integral part of these financial statements

	Notes	2010	2009
LIABILITIES AND STOCKHOLDERS' EQUITY		ThUS$	ThUS$
		(Unaudited)
CURRENT LIABILITIES:
Current maturities of long-term debt	7	112	253
Current maturities of capital leases	8	3,133	5,162
Accounts payable	3	10,914	9,755
Accounts payable to related companies	6	1,425	1,108
Withholdings and accrued expenses	3	8,766	5,843
Unearned income	3	1,682	908
Income taxes payable		1,303	1,258
Other current liabilities		739	1,848

Total current liabilities		28,074	26,135

LONG-TERM LIABILITIES:
Long-term debt	7	-	107
Capital leases	8	1,457	848
Unearned income	3	2,705	3,286
Deferred income taxes	9	2,158	1,987

Total long-term liabilities		6,320	6,228

STOCKHOLDERS' EQUITY:
Common stock		310	310
Retained earnings		49,777	39,742

Total stockholders' equity		50,087	40,052

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		84,481	72,415

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
(In thousands of United States dollars - ThUS$)
(The 2010 and 2008 financial statements are unaudited)

	Notes	2010	2009	2008
		ThUS$	ThUS$	ThUS$
		(Unaudited)		(Unaudited)

REVENUES		169,134	144,866	136,922

COST OF REVENUES		(147,105)	(121,583)	(119,471)

GROSS PROFIT		22,029	23,283	17,451

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES		(7,604)	(6,191)	(4,125)

OPERATING INCOME		14,425	17,092	13,326

OTHER INCOME (EXPENSE):
Equity in net earnings of affiliate		40	50	33
Financial expense		(491)	(939)	(958)
Foreign exchange gains (losses)		822	(144)	(111)

Other income (expense)		371	(1,033)	(1,036)

Income before income taxes		14,796	16,059	12,290

Income tax expense	9	(1,761)	(3,031)	(1,491)

Net income		13,035	13,028	10,799

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
(In thousands of United States dollars - ThUS$)
(The 2010 and 2008 financial statements are unaudited)

	Common	Common	Retained	Total
	Shares	stock	earnings	equity
		ThUS$	ThUS$	ThUS$

Balance as of January 1, 2008	3,600,000	310	20,815	21,125
Dividends distribution		-	(2,000)	(2,000)
Comprehensive income:
Net income as of december 31, 2008		-	10,799	10,799

Balance as of December 31, 2008	3,600,000	310	29,614	29,924
Dividends distribution		-	(2,900)	(2,900)
Comprehensive income:
Net income as of december 31, 2009		-	13,028	13,028

Balance as of December 31, 2009	3,600,000	310	39,742	40,052
Dividends distribution		-	(3,000)	(3,000)
Comprehensive income:
Net income as of december 31, 2010		-	13,035	13,035

Balance as of December 31, 2010		310	49,777	50,087

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
(In thousands of United States dollars - ThUS$)
(The 2010 and 2008 financial statements are unaudited)

	2010	2009	2008
	ThUS$	ThUS$	ThUS$
	(Unaudited)		(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Collection of trade account receivables	193,115	167,105	155,747
Other income received	432	494	1,376
Payments to suppliers and personnel	(158,619)	(133,182)	(128,754)
Payment of interest	(599)	(939)	(953)
VAT and similar items paid	(16,083)	(13,529)	(9,153)

Total net cash flows provided by operating activities	18,246	19,949	18,263

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of leasing	(5,427)	(4,119)	(3,949)
Leaseback	-	-	9,159
Loans	-	8,027	16,188
Dividend payments	(3,000)	(2,900)	(2,000)
Bank short term borrowings	(257)	(13,646)	(21,162)

Total net cash flow used in financing activities	(8,684)	(12,638)	(1,764)

CASH FLOWS FROM INVESTMENT ACTIVITIES:
Sales of fixed assets	5,914	-	-
Purchases of fixed assets	(11,624)	(6,296)	(15,732)

Total net cash flow used in investment activities	(5,710)	(6,296)	(15,732)

NET INCREASE (DECREASE) IN CASH FLOWS FOR THE YEAR	3,852	1,015	767

CASH AND CASH EQUIVALENTS AT BEGINING OF YEAR	3,632	2,617	1,850

CASH AND CASH EQUIVALENTS AT THE END OF YEAR	7,484	3,632	2,617

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.

STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
(In thousands of United States dollars - ThUS$)
(The 2010 and 2008 financial statements are unaudited)

	2010	2009	2008
	ThUS$	ThUS$	ThUS$
	(Unaudited)		(Unaudited)
RECONCILIATION BETWEEN NET CASH FLOWS PROVIDED BY
OPERATING ACTIVITIES AND NET INCOME FOR THE YEAR:
Net income	13,035	13,028	10,799

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,024	7,809	5,648
Net foreign exchange differences	(822)	144	111
Equity share in net income of related company	(40)	(50)	(33)
Allowance for inventory reserve	652	220	315
Deferred income taxes	(22)	593	(267)

Changes in operating assets (increases) decreases:
Trade account receivables	(7,593)	(5,521)	(4,066)
Inventories	(2,721)	924	(5,167)
Other assets	426	(150)	1,263
Due from related companies	1,114	(962)	1,314

Changes in operating liabilities increases (decreases):
Accounts payable related to operating income	1,159	575	2,239
Other accounts payable	3,215	3,928	478
Unearned revenues	774	94	4,100
VAT and similar payables	45	(683)	1,529

NET CASH PROVIDED BY OPERATING ACTIVITIES	18,246	19,949	18,263

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS
GEOTEC BOYLES BROS S.A.

NOTES TO FINANCIAL STATEMENTS
(In thousands of United States dollars - ThUS$)
(The 2010 and 2008 financial statements are unaudited)

Note 1. Description of business

The Company provides mining prospection services principally in the area of drilling and maintenance and recovery of water wells.

Note 2. Summary of significant accounting policies

Basis of Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Foreign Currency Transactions and Translation - The currency of the country in which the Company is incorporated is the Chilean pesos.  Management determined the U.S. dollar as the Company’s functional currency in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 52 (codified in FASB ASC Topic 830).  Accordingly, the Company remeasured into U.S. dollars monetary assets and liabilities at year-end exchange rates while nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for depreciation which is remeasured at historical rates.  Gains or losses from changes in exchange rates are recognized in income in the year of occurrence. Foreign exchange gains (losses) for 2010, 2009 and 2008 amounted toThUS$822, ThUS$(144) and  ThUS$(111), respectively.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Inventories - Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the weighted average method. Allowances are recorded for inventory considered to be excess or obsolete.  The amount of allowance for inventory reserve as of December 31, 2010 and 2009 was ThUS$423 and ThUS$885, respectively.

Property, plant and equipment - Property, plant and equipment are recorded at cost.  Assets acquired under capital leases are recorded as acquisitions of property, plant and equipment, in an amount equivalent to the lower of; present value of the minimum lease payments, plus the present value of the purchase option and market value.  The assets will be legally owned by the company only when it exercises the purchase option.

Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Depreciation expense for assets owned was ThUS$5,395, ThUS$4,564 and ThUS$3,623 in 2010, 2009 and 2008, respectively.  Depreciation expense for leased assets was ThUS$3,629, ThUS$3,245 and ThUS$2,025 in 2010, 2009 and 2008, respectively.  The useful lives used for the items within each property classification are as follows:

Years
Buildings	20
Camps	1
Machinery and equipment	5
Vehicles	3 to 5
Leased assets	5

Impairment of Long-Lived Assets - Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  The Company has determined that no impairment of long-lived assets was required, as of December 31, 2010 and 2009.

Revenue recognition- Revenues from contracts for the Company’s mineral exploration drilling services are billable based on the quantity of drilling performed. Thus, revenues for these drilling contracts are recognized on the basis of actual footage or meterage drilled. Revenues from contracts for maintenance and recovery of water wells are recognized upon rendering of such services.

Allowance for doubtful accounts - The Company estimates the allowance based on an individual analysis of customer credit worthiness and payment capacity.  The Company has determined that no allowance for doubtful accounts was required, as of December 31, 2010 and 2009.

Cash and cash equivalents - The Company considers investments with an original maturity of three months or less when purchased to be cash equivalents.  The Company’s cash equivalents included ThUS$0 and ThUS$1,972 of short term money market funds as of December 31, 2010 and 2009, respectively.  The carrying value of cash and cash equivalents approximates fair value.

Accrued expenses - Vacation cost are accrued as an expense in the year in which earned.

Income taxes - Income taxes are provided using the asset-and-liability method, in which deferred taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.  Deferred tax assets are reviewed for recoverability and valuation allowances are provided as necessary. Provision for income taxes are made in accordance with Chilean tax regulations.

Investment in affiliated companies - Investments in affiliates (20% to 50% owned) in which the Company has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method.

Fair Value of Financial Instruments - The carrying amounts of financial instruments, including cash and cash equivalents, trade and note receivables, accounts and notes payable and accrued expenses approximate fair value as of December 31, 2010 and 2009, because of the relatively short maturity of those instruments. See Note 7 for disclosure regarding the fair value of indebtedness of the Company.

Note 3. Composition of Certain Financial Statements Captions

	December 31,
	2010	2009
	(unaudited)
(in thousands of U.S. dollars - ThUS$)	ThUS$	ThUS$

Accounts receivable, net
Accounts receivable	37,109	29,516
Less allowance for doubtful accounts	-	-

	37,109	29,516

Inventories, net
Bits and diamonds	543	956
Bars and casings	6,432	5,330
Spare parts and other	4,651	3,081
Less inventory reserve	(423)	(885)

	11,203	8,482

Prepaid expenses and other current assets
Prepaid expenses	821	469
Other receivable	153	212

	974	681

Accounts payable
Foreign suppliers	267	51
Domestic suppliers	10,647	9,704

	10,914	9,755

Withholdings and Accrued expenses
Vacation benefits	3,909	2,571
Withholdings	2,228	2,133
Other	2,629	1,139

	8,766	5,843

Unearned income - current portion
Advances from customers	1,682	908

	1,682	908

Unearned income - long term portion
Advances from customers	2,705	3,286

	2,705	3,286

The following table reflects the detail of unearned income as of December 31, 2010 and 2009:

	December 31,
	2010		2009
	Short term	Long term	Short term	Long term
	ThUS$	ThUS$	ThUS$	ThUS$
	(unaudited)	(unaudited)

Minera Escondida (1)	984	2,705	908	3,286
Minera Escondida (2)	378	-	-	-
Compañía Minera Doña Inés de Collahuasi (3)	320	-	-	-

Totals	1,682	2,705	908	3,286

(1)
Relates to an advance payment received from customer Minera Escondida for a total amount of ThUS$3,689 and ThUS$4,194, respectively, for drilling integral services provided, which will be recognized over 60 monthly installments in accordance to actual footage or meterage drilled. As of December 31, 2010 and 2009 the outstanding balance correspond to 36 and 48 monthly installments, respectively. For this transaction the Company has issued letters of guarantee (see Note 11).

(2)	Relates to an advance payment received from customer Minera Escondida for a total amount of ThUS$378 for drilling services to be provided the first months of 2011.

(3)	Relates to an advance payment received from customer Compañía Minera Doña Inés de Collahuasi for a total amount of ThUS$320 for purchases of materials, that were delivered in January 2011.

The following table reflects the changes in the allowance for doubtful accounts and allowance for inventory reserve accounts:

	Beginning	Charged to		Ending
	balance	expense	Written-off	balance
in thousands of U.S. dollars - ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
2010 (unaudited)
Allowance for doubtful accounts	-	-	-	-

Allowance for inventory reserve	885	120	(582)	423

2009
Allowance for doubtful accounts	-	-	-	-

Allowance for inventory reserve	665	220	-	885

Note 4. Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows:

	For the Year Ended	For the Year Ended	For the Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
	(unaudited)		(unaudited)
in thousands of U.S. dollars - ThUS$	ThUS$	ThUS$	ThUS$

Income taxes paid	2,570	2,050	1,436
Non-cash items	-	-	-

Note 5. Investment in Affiliates

The Company holds jointly controlled interest of 50% in Centro Internacional de Formación S.A. and Geoestrella S.A., which is carried at the equity share of the investment considered at the date acquired, plus the Company’s equity in undistributed earnings from that date.

Summarized financial information of the affiliates as of December 31, 2010, 2009 and 2008, and for the years then ended, are as follows:

12.31.2010	Non-current	Current	Non-current	Current		Net	Undistributed
	assets	assets	liabilities	liabilities	Equity	income	earnings
Company	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Formación S.A.	4	162	-	9	157	69	69
Geoestrella S.A.	253	2,196	-	2,400	49	10	39

12.31.2009	Non-current	Current	Non-current	Current		Net	Undistributed
Company	assets	assets	liabilities	liabilities	Equity	income	earnings
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Formación S.A.	4	207	-	17	194	61	89
Geoestrella S.A.	1,042	4,174	106	5,071	39	39	-

12.31.2008	Non-current	Current	Non-current	Current		Net	Undistributed
	assets	assets	liabilities	liabilities	Equity	income	earnings
Company	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Formación S.A.	2	136	-	30	108	66	31
Geoestrella S.A.	-	-	-	-	-	-	-

Note 6. Related party transactions

The Company is affiliated with a number of companies through common ownership.  The balances of related party receivables and payables at year end and transactions during the year are as follows:

	Accounts receivable / payables				Transactions
	Short	Long	Short	Long	Sales and			Purchases and
	term	term	term	term	other revenues			other costs
	2010		2009		2010	2009	2008	2010	2009	2008
	(unaudited)				(unaudited)		(unaudited)	(unaudited)		(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Due from related companies:
Inmobiliaria Plantel Industrial Ltda. (Ex - Plantel Industrial S.A.)	-	-	-	-	-	-	-	1,160	747	773
Geoductos Chile S.A.	-	-	-	-	-	-	3	-	-	12
Geotec Perú S.A.	28	-	-	-	28	-	37	-	2,018	59
Boytec Sondajes de México S.A.	104	-	247	100	207	70	1,030	-	9	18
Sondajes Colombia S.A.	-	-	-	-	17	-	318	-	-	-
Diamantina Christensen Inc.	-	-	-	-	-	-	277	-	-	-
Geoestrella S.A	334	-	1,333	-	293	316	-	-	-	-

Totals	466	-	1,580	100

Due to related companies:
Christensen Comercial S.A.	1	-	5	-	8	7	8	18	6	3
Christensen Chile S.A.	1,424	-	1,103	-	992	516	618	16,424	14,099	17,851

Totals	1,425	-	1,108	-

Inmobiliaria Plantel Industrial Ltda.:

On August 2002, the Company leases an industrial plant located in the city of Santiago to Inmobiliaria Plantel Industrial Ltda.  The monthly installment for the year 2010 was ThUS$65 (ThUS$30 in 2009).

On June 2007, the Company leases an industrial plant located in the city of Antofagasta to Inmobiliaria Plantel Industrial Ltda.  The monthly installment for the year 2010 was ThUS$39 (ThUS$36 in 2009).

Future minimum rental payments required under operating leases in excess of one year from December 31, 2010 and 2009, are as follows:

	2010	2009
	(unaudited)
	ThUS$	ThUS$

2009	-	-
2010	-	702
2011	1,160	-
2012	-	-
2013	-	-
2014 and thereafter	-	-

Boytec Sondajes de México S.A.:

On August 2002, the Company made a loan to Boytec Sondajes de México S.A. for ThUS$355.  The loan was paid on March 2010, and it bear an interest of 7.68% in the year 2009.

On July 2007, the Company made a loan to Boytec Sondajes de México S.A. for ThUS$357. The loan was paid on June 2010, and it bear an interest of 7.44% in the year 2009.

On September 2008, the Company made a loan to Boytec Sondajes de México S.A. for ThUS$400.  The loan matures on July 2011, and it bear an interest of 10.80% in the year 2010 (10.80% in 2009).

Christensen Chile S.A.: The account payable to Christensen Chile S.A., relates to purchases of raw materials used in production.

Geoestrella S.A.: The account receivable from Geoestrella S.A. corresponds to mercantile account transactions.

The accounts payable and receivable with related parties are being paid or received within the normal business cycle of the Company, as other suppliers or customers, and therefore do not bear any interest.

Note 7. Long Term Debt

The banks borrowings correspond to three loans with Banco Security for a total amount of ThUS$112 and ThUS$360 as of December 31, 2010 and 2009, respectively (including ThUS$112 and ThUS$253 short term).  These loans have an annual nominal interest rate of 7.68%, 7.44% and 10.8% (7.68%, 7.44% and 10.8% in 2009), and are repayable in fixed monthly installments through March 26, 2010, July 04, 2010 and July 30, 2011, respectively.

The purpose of those loans was to finance the purchase of a machinery from the related party Boytec Sondajes de México S.A.  The Company recorded an account receivable for the same amount and terms of the bank liability as of December 31, 2010 and 2009 (See Note 6).

Debt outstanding as of December 31, 2010 and 2009, whose carrying value approximates fair value, was as follows:

Financial	Transaction	Currency	Short-term portion		Long-term
Institution			2010	2009	2010	2009
			(unaudited)		(unaudited)
			ThUS$	ThUS$	ThUS$	ThUS$

Banco Security	Loans	Ch$	112	253	-	107

As of December 31, 2010 and 2009, debt outstanding will mature by fiscal year as follows:

In thousands of U.S. dollars - ThUS$	2010	2009
	(unaudited)
2010	-	253
2011	112	107

Totals	112	360

Note 8. Leases

The Company has entered into seven sale and leaseback contracts with the following banks, Banco de Chile, Santander - Santiago, Banco Security and BBVA, for a total of UF244.704 (UF: is an inflation-indexed, Chilean peso-denominated monetary unit.  The UF rate is set daily in advance based on the change in the Consumer Price Index in relation to the previous month as reported in the monthly publication of the Central Bank of Chile); which are payable in monthly installments throughout the year 2012 and subject to a monthly average interest rate of 0.6%.  The assets acquired are trucks perforators and machinery, and the details of the years to maturity is as follows:

Years to maturity	2010	2009
	(unaudited)
	ThUS$	ThUS$

2010	-	5,162
2011	3,133	828
2012	1,457	20

Totals	4,590	6,010

Note 9. Income taxes

Income before income taxes is as follows:

	For the Year Ended December 31,
	2010	2009	2008
	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$	(unaudited)		(unaudited)

Income before income taxes	14,796	16,059	12,290

The benefit/(expense) for incomes taxes consists of the following:

	For the Year Ended December 31,
	2010	2009	2008
	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$	(unaudited)		(unaudited)

Current taxes	(1,783)	(2,438)	(1,758)

Deferred taxes	22	(593)	267

Total, net	(1,761)	(3,031)	(1,491)

Deferred income tax assets and liabilities as of December 31, 2010 and 2009 are comprised of the following:

	Short term		Long-term
	December 31,		December 31,
	2010	2009	2010	2009
	ThUS$	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$	(unaudited)		(unaudited)

Deferred income tax assets:
Vacation accruals	782	437	-	-
Unearned income	224	178	119	-
Other provision	448	310	-	-
Inventory reserve	123	189	-	-

Deferred income tax assets	1,577	1,114	119	-

Deferred income tax liabilities:
Property, plant and equipment	51	-	1,357	787
Capital leases	291	-	920	1,200

Deferred income tax liabilities	342	-	2,277	1,987

A reconciliation of total income tax expense to statutory tax rate is as follows:

	For the year ended				For the year ended
	December 31, 2010		For the year ended		December 31, 2008
	(unaudited)		December 31, 2009		(unaudited)
	Amount	Effective	Amount	Effective	Amount	Effective
in thousands of U.S. dollars - ThUS$	ThUS$	Rate	ThUS$	Rate	ThUS$	Rate

Income tax at statutory tax rate	2,515	17.00%	2,730	17.00%	2,089	17.00%
Difference in tax expense resulting from:
Non deductible expenses	(6)	-0.04%	(8)	-0.05%	-	0.00%
Permanent differences	-	0.00%	(122)	-0.76%	12	0.10%
Other	(748)	-5.06%	431	2.68%	(610)	-4.96%

	1,761	11.90%	3,031	18.87%	1,491	12.13%

Effective January 1st, 2007, we adopted FIN 48, “Accounting for Uncertainty in Income Taxes” (codified primarily in FASB ASC Topic 740, Income Taxes). Formerly FIN 48, ASC 740 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with former SFAS No. 109, “Accounting for Income Taxes” (codified primarily in FASB ASC Topic 740, Income Taxes). ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 requires that we determine whether the benefit of our tax positions are more likely than not to be sustained upon audit, based on the technical merits of the tax position. For tax positions that are more likely than not to be sustained upon audit, we recognize the greatest amount of the benefit that is more likely than not to be sustained in our financial statements. For tax positions that are not more likely than not to be sustained upon audit, we do not recognize any portion of the benefit in our financial statements. The provisions of ASC 740 also provide guidance on de recognition, classification, interest and penalties, accounting in interim periods, and disclosure. As a result of implementing FIN 48, there was no impact on the Company’s financial statements from the adoption of this interpretation. In addition, as of the date of the adoption of FIN 48, the Company did not have any accrued interest and penalties related to unrecognized tax benefits.

We are potentially subject to income tax audits in Chile until the applicable statute of limitations expire. Tax audits by their nature are often complex and can require several years to complete. The following tax years subject to examination are 2005 through 2010.

Note 10. Stockholders’ equity

Common stock - As of December 31, 2010, common stock authorized and outstanding consists of 3,600,000 no-par value shares.

Dividend distribution - As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on February, March, April, June, August, September and December of 2010 to pay dividends of US$0.140, US$0.140, US$0.140, US$0.140, US$0.135 and US$0.138 per share, respectively.  The total dividend distribution amounted to ThUS$3,000.

As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on March, April, June, August, September and November of 2009 to pay dividends of US$0.1132, US$0.1396, US$0.1471, US$0.1355, US$0.1381 and US$0.143 per share, respectively.  The total dividend distribution amounted to ThUS$2,900.

As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on April 28th, June 26th, September 04th, and November 7th of 2008 to pay dividends of US$0.1389, US$0.1389, US$0.1389 and US$0.1389 per share.  The total dividend distribution amounted to ThUS$2,000.

Note 11. Guarantees

As of december 31, 2010, the Company has given letters of guarantee to customers for the fulfillment of contracts and proposals, amounting to ThUS$5,331.  This amount includes ThUS$2,334 from the client Minera Escondida Ltda.

		Letter of	Issuance	Expire	Amount
Bank issuer	Beneficiary	guarantee	date	date	(unaudited)
					ThUS$

CorpBanca	Central Restaurant Aramark	68519	14-05-2010	05-05-2011	128
BBVA	Cia. Min. Ines de Collahuasi SCM	62421	17-03-2010	31-03-2011	1,401
Santander Stgo.	Inversiones Quilapilum S.A.	22393	21-10-2010	28-02-2011	4
CorpBanca	Inversiones Quilapilum S.A.	68659	25-05-2010	31-01-2011	2
Security	Codelco Chile Div. Norte	287562	31-12-2010	02-05-2011	76
Santander Stgo.	Codelco Chile Div. Norte	22110	14-10-2010	01-04-2011	594
BBVA	Codelco Chile Div. Norte	70682	29-10-2009	26-03-2011	100.49
BBVA	Codelco Chile Div. Norte	70683	29-10-2009	28-02-2011	518.30
BBVA	Andina Minerals	67633	28-10-2010	15-04-2011	173.00
Santander Stgo.	Min. Escondida Ltda.	8835	01-07-2008	30-01-2011	129.67
Santander Stgo.	Min. Escondida Ltda.	8853	01-07-2008	28-02-2011	129.67
Santander Stgo.	Min. Escondida Ltda.	8858	01-07-2008	30-03-2011	129.67
Santander Stgo.	Min. Escondida Ltda.	8857	01-07-2008	30-04-2011	129.67
Santander Stgo.	Min. Escondida Ltda.	8855	01-07-2008	30-05-2011	129.67
Santander Stgo.	Min. Escondida Ltda.	8861	01-07-2008	30-06-2011	129.67
Santander Stgo.	Min. Escondida Ltda.	8871	01-07-2008	30-07-2011	129.67
Santander Stgo.	Min. Escondida Ltda.	8873	01-07-2008	30-08-2011	129.67
Santander Stgo.	Min. Escondida Ltda.	8875	01-07-2008	30-09-2011	129.67
Santander Stgo.	Min. Escondida Ltda.	8754	01-07-2008	30-10-2011	129.67
Santander Stgo.	Min. Escondida Ltda.	8759	01-07-2008	30-11-2011	129.67
Santander Stgo.	Min. Escondida Ltda.	8761	01-07-2008	30-12-2011	129.67
Santander Stgo.	Min. Escondida Ltda.	8767	01-07-2008	30-01-2012	129.67
Santander Stgo.	Min. Escondida Ltda.	8878	01-07-2008	28-02-2012	129.67
Santander Stgo.	Min. Escondida Ltda.	8880	01-07-2008	30-03-2012	129.67
Santander Stgo.	Min. Escondida Ltda.	8795	01-07-2008	30-04-2012	129.67
Santander Stgo.	Min. Escondida Ltda.	8801	01-07-2008	30-05-2012	129.67
Santander Stgo.	Min. Escondida Ltda.	8796	01-07-2008	30-06-2012	129.67

				Totals	5,331

As of december 31, 2009, the Company has given letters of guarantee to customers for the fulfillment of contracts and proposals, amounting to ThUS$9,146.  This amount includes ThUS$4,474 from the client Minera Escondida Ltda.

		Letter of	Issuance	Expire
Bank issuer	Beneficiary	guarantee	date	date	Amount
					ThUS$

CorpBanca	Central Restaurant Aramark	-	-	01-05-2010	41
Security	Cia. Min. Ines de Collahuasi SCM	200786	08-06-2007	01-07-2010	405
BBVA	Codelco Chile	70823	10-12-2009	16-04-2010	256
CorpBanca	Codelco Chile Div. Norte	50324	02-12-2008	28-02-2010	1,438
CorpBanca	Codelco Chile Div. Norte	57872	23-07-2009	30-05-2010	1,252
CorpBanca	Codelco Chile Div. Norte	61053	14-10-2009	08-04-2010	146
BBVA	Codelco Chile Div. Norte	70682	29-10-2009	26-03-2011	91
BBVA	Codelco Chile Div. Norte	70683	29-10-2009	28-02-2011	467
CorpBanca	Compass Catering S.A.	59102	14-09-2009	31-10-2010	71
Santander Stgo.	Min. Escondida Ltda.	8798	01-07-2008	30-01-2010	120
Santander Stgo.	Min. Escondida Ltda.	8802	01-07-2008	28-02-2010	120
Santander Stgo.	Min. Escondida Ltda.	8808	01-07-2008	30-03-2010	120
Santander Stgo.	Min. Escondida Ltda.	8804	01-07-2008	30-04-2010	120
Santander Stgo.	Min. Escondida Ltda.	8806	01-07-2008	30-05-2010	120
Santander Stgo.	Min. Escondida Ltda.	8810	01-07-2008	30-06-2010	120
Santander Stgo.	Min. Escondida Ltda.	8812	01-07-2008	30-07-2010	120
Santander Stgo.	Min. Escondida Ltda.	8825	01-07-2008	30-08-2010	120
Santander Stgo.	Min. Escondida Ltda.	8826	01-07-2008	30-09-2010	120
Santander Stgo.	Min. Escondida Ltda.	8829	01-07-2008	30-10-2010	120
Santander Stgo.	Min. Escondida Ltda.	8831	01-07-2008	30-11-2010	120
Santander Stgo.	Min. Escondida Ltda.	8833	01-07-2008	30-12-2010	120
Santander Stgo.	Min. Escondida Ltda.	8835	01-07-2008	30-01-2011	120
Santander Stgo.	Min. Escondida Ltda.	8853	01-07-2008	28-02-2011	120
Santander Stgo.	Min. Escondida Ltda.	8858	01-07-2008	30-03-2011	120
Santander Stgo.	Min. Escondida Ltda.	8857	01-07-2008	30-04-2011	120
Santander Stgo.	Min. Escondida Ltda.	8855	01-07-2008	30-05-2011	120
Santander Stgo.	Min. Escondida Ltda.	8861	01-07-2008	30-06-2011	120
Santander Stgo.	Min. Escondida Ltda.	8871	01-07-2008	30-07-2011	120
Santander Stgo.	Min. Escondida Ltda.	8873	01-07-2008	30-08-2011	120
Santander Stgo.	Min. Escondida Ltda.	8875	01-07-2008	30-09-2011	120
Santander Stgo.	Min. Escondida Ltda.	8754	01-07-2008	30-10-2011	120
Santander Stgo.	Min. Escondida Ltda.	8759	01-07-2008	30-11-2011	120
Santander Stgo.	Min. Escondida Ltda.	8761	01-07-2008	30-12-2011	120
Santander Stgo.	Min. Escondida Ltda.	8767	01-07-2008	30-01-2012	120
Santander Stgo.	Min. Escondida Ltda.	8878	01-07-2008	28-02-2012	120
Santander Stgo.	Min. Escondida Ltda.	8880	01-07-2008	30-03-2012	120
Santander Stgo.	Min. Escondida Ltda.	8795	01-07-2008	30-04-2012	120
Santander Stgo.	Min. Escondida Ltda.	8801	01-07-2008	30-05-2012	120
Santander Stgo.	Min. Escondida Ltda.	8796	01-07-2008	30-06-2012	120
BBVA	Min. Escondida Ltda.	60269	02-06-2009	02-06-2010	460
BBVA	Min. Escondida Ltda.	59753	08-05-2009	08-05-2010	414
BBVA	Minera Spence S.A.	59752	08-05-2009	30-04-2010	499
CorpBanca	Soc Contractual Minera Tres Valles	63997	28-12-2009	30-04-2010	6

				Totals	9,146

Note 12. Contingencies and commitments

The Company is not involved in any contingencies and commitments as of December 31, 2010 and 2009.

Note 13. Subsequent events

Between January 1st, 2011 and February 4, 2011, the issuance date of these financial statements, no subsequent events occurred that could materially affect the financial results of the Company.

Note 14. New accounting pronouncements

Fair Value Measurements and Disclosures

In January 2010, the FASB issued an update in ASC 820, Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements to amended standards that require additional disclosures about inputs and valuation techniques used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs for fiscal years beginning after December 15, 2010. Additionally, these amended standards require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3), annual periods beginning after December 15, 2009. The Company does not expect these new standard to have significant impacts on the Company’s financial statements.

Revenue Recognition

In October 2009, the FASB issued FASB Accounting Standards Update, or FASB ASU 2009-13—Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, or ASU 2009-13. ASU 2009-13 addresses how to measure and allocate arrangement consideration to one or more units of accounting within a multiple-deliverable arrangement. The new guidance states that if vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, companies will be required to develop a best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. The Company will adopt the accounting guidance prospectively and will become effective during the first quarter of 2011. Early adoption is allowed. The Company is currently evaluating the impact of this accounting guidance on its financial statements.

In October 2009, the FASB issued ASU No. 2009-14—Software (Topic 985): Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, or ASU 2009-14. Previously, companies that sold tangible products with more than incidental software were required to apply software revenue recognition guidance. This guidance often delayed revenue recognition for the delivery of the tangible product. Under the new guidance, tangible products that have software components that are “essential to the functionality” of the tangible product will be excluded from the software revenue recognition guidance. The new guidance will include factors to help companies determine what is essential to the functionality. Software-enabled products will now be subject to other revenue guidance and will likely follow the guidance for multiple deliverable arrangements issued by the FASB in September 2009. The Company will apply the new guidance on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and will become effective during the first quarter of 2011. Early application is permitted. The Company is currently evaluating the impact of this accounting guidance on its financial statements.

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